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                                         Registration No. 333-82119
                                                     Rule 424(b)(2)

PRICING SUPPLEMENT No. 4 Dated March 22, 2000   (To Prospectus
dated July 22, 1999)

                         $7,500,000,000

   H O U S E H O L D   F I N A N C E   C O R P O R A T I O N

                       Medium Term Notes

           Due Nine Months or More from Date of Issue

Principal Amount:   $850,000,000

Price to Public:    100%                Proceeds to HFC:  99.90%

Issue  Date:          March  27,  2000            Stated  Maturity:
March 27, 2002

Redeemable On or After:  Not Applicable

Initial Interest Rate:   To be determined on March 23, 2000

Interest Rate Basis:     LIBOR Telerate.

Spread or Spread Multiplier:  Plus .15%  (+ 15 basis points)

Interest  Payment Dates:  On the 27th of June, September, December,
     March  of each year, commencing June 27, 2000, and the  Stated
     Maturity.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.

Interest Reset Date:  On each Interest Payment Date.

Interest Determination Date: On the second London Business Day prior to each Interest Payment Date.

Index Maturity:  Three months.

Agent:    See "Underwriting".

Agent's Discount or Commission:    See "Underwriting".




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                           UNDERWRITING

Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith
Incorporated, Morgan Stanley & Co. Incorporated and Warburg Dillon Read LLC (the "Underwriters"), are acting as principals in the sale of the Notes.

Subject to the terms and conditions set forth in a Terms Agreement dated March 22, 2000 (the "Terms Agreement"), between the Company and the Underwriters, and a Distribution Agreement dated July 22, 1999 between the Company and the Underwriters, the Company has agreed to sell to each of the Underwriters, and each of the Underwriters has severally agreed to purchase, at a price equal to 99.9% of the principal amount thereof, the principal amount of Notes set forth opposite its name below:

         Underwriter                   Principal Amount
                                         of the Notes
Merrill Lynch, Pierce, Fenner          $283,390,000
& Smith
             Incorporated
Morgan Stanley & Co.                    283,305,000
Incorporated
Warburg Dillon Read LLC                 283,305,000
     Total                             $850,000,000

Under the terms and conditions of the Terms Agreement, the Underwriters are committed to take and pay for all of the Notes, if any are taken.

The Underwriters may effect transactions by selling the Notes to or through dealers, and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Underwriters and/or the purchasers of the Notes for whom they may act as agent. In connection with the sale of the Notes, the Underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts, and the Underwriters may also receive commissions from the purchasers of the Notes for whom they may act as agent. The Underwriters and any dealers that participate with the Underwriters in the distribution of the Notes may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the Notes by them may be deemed to be underwriting discounts or commissions.

The Notes are a new issue of securities with no established trading market. The Company currently has no intention to list the Notes on any securities exchange. The Company has been advised by the Underwriters that they intend to make a market in the Notes but are not obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.